CONSULTING AGREEMENT

     Agreement, dated as of the 1st day of January 2003, by and between ARROW ELECTRONICS, INC., a corporation organized and existing under the laws of the State of New York and having an address at 25 Hub Drive, Melville, New York 11747 ("Arrow"), and Steven W. Menefee, 60 Pleasant Street, Wolfeboro, New Hampshire 03854 (the "Consultant").

     WHEREAS, the Consultant is currently serving as a Senior Vice President of the Company, pursuant to the Amended and Restated Employment Agreement, dated as of the 22nd day of December, 1999, as amended as of the 23rd day of October, 2001 (the "Employment Agreement");

     WHEREAS, the Consultant's "Employment Period" under the Employment Agreement (as amended) will terminate on December 31, 2002 or such later date as may be mutually agreed to in writing by the Company and the Consultant;

     WHEREAS, the Company wishes to avail itself of the Consultant's knowledge, expertise and experience by hiring the Consultant as a consultant for a period of up to three years following the expiration of the Employment Period; and

     WHEREAS, the Consultant is willing to serve as a consultant to the Company during such period upon the terms and conditions set forth below;

     NOW THEREFORE, the Company and the Consultant agree as follows:

1.   Consultancy Services.

     (a)  The Consultant agrees that, commencing on the date following the date on which the Consultant retires from the Company (the "Commencement Date") and continuing until the third anniversary thereof (the "Third Anniversary"), or such lesser period as provided for in Section 5 hereof (the "Consulting Period"), he shall provide to the Company and its subsidiaries consulting services and advice and shall participate in various external activities and events for the benefit of the Company, as reasonably requested from time to time upon reasonable prior notice by the Chief Executive Officer ("CEO") of the Company; provided, however, that during the period commencing on the Commencement Date and ending on the first anniversary of the Commencement Date or such earlier date as provided in Section 5 (the "Initial Period"), the Consultant shall be available to provide services pursuant to this Agreement for up to 60 days per year (up to 50 of which shall be spent in Asia) on the basis of the outline attached as Annex A hereto and otherwise as reasonably requested from time to time upon reasonable prior notice by the CEO of the Company and provided further, however, that during the period commencing on the first anniversary of the Commencement Date and ending on the second anniversary or such earlier date as provided in Section 5 hereof (the "Second Period"), the Consultant shall be available to provide services under this Agreement for up to 45 days per year (up to 40 of which shall be spent in Asia) and provided further that during the period commencing on the second anniversary of the Commencement Date and ending on the third anniversary or such earlier date as provided in Section 5 hereof (the "Third Period"), the Consultant shall be available to provide services under this Agreement for up to 30 days per year (up to 30 of which shall be spent in Asia).

     (b)  Further to (a) above, the Company agrees that the Consultant will not be required to travel to Asia for more than ten days on any single trip and the Company will endeavor to avoid scheduling the Consultant's trips to Asia over U.S. public holidays.

     (c)  The Company acknowledges and agrees that, except as provided in Section 3 hereof, the Consultant may provide consulting and other services to other companies in addition to the consulting services provided hereunder and, accordingly, the Company agrees that, except as provided in Section 3 hereof, the Consultant shall not be restricted by this Agreement from providing services to any other person or entity and that the agreements set forth herein are entered into upon a non-exclusive basis.

     (d)  The Consultant shall not, solely by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company during the Consulting Period, and shall not have the power or authority to contract in the name of or bind the Company, except as may be expressly stated in a written delegation of such authority from the CEO.

2.  Compensation.

    (a) Consulting Fees. The Consultant will be entitled to payment from Arrow for services rendered hereunder at the rate of:

     (i)  during the Initial Period, $3,100.00 per day (with a minimum of 45 days);

     (ii) during the Second Period, $3,250.00 per day (with a minimum of 34 days); and

     (iii) during the Third Period, $3,400.00 per day (with a minimum of 30 days); provided, however, that, with respect to each such period, in the event that this Agreement is terminated in accordance with Section 5 hereof, the minimum number of days shall be prorated for the portion of such period that has elapsed prior to such termination.

     (b)Expenses. Arrow will reimburse the Consultant for out-of-pocket travel and entertainment expense reasonably incurred in the course of the performance of the Consultant's services hereunder as set forth in Annex A hereto and otherwise in accordance with Arrow's standard travel and entertainment policy for employees.

     (c) Billing; Sole Compensation. The Consultant will bill Arrow monthly for the consulting fees and expenses referred to in (a) and (b) above. Such fees and expenses represent the sole compensation due to the Consultant from Arrow under the terms of this Agreement.

     (d)Vesting. Any unvested options to acquire stock of the Company held by the Consultant on the date which is immediately prior to the Commencement Date shall become fully vested and exercisable on such date, and the restrictions on any shares of restricted Company stock held by the Consultant on the date which is immediately prior to the Commencement Date shall lapse on such date.

     (e)Insurance. During the Consulting Period, the Company shall provide the Consultant with accident insurance coverage in the amount of $1,000,000 with respect to accidents which occur while the Consultant is on Company business and with medical insurance coverage or medical expense reimbursement covering medical expenses incurred by the Consultant outside the United States while the Consultant is on Company business.

3.   Non-Competition, etc. During the Consulting Period and for a period of two years after the termination of the Consulting Period, the Consultant shall not, directly or indirectly:

     (a) Disclosure of Information. Use, attempt to use, disclose or otherwise make known to any person or entity (other than to the Company or otherwise in the course of the business of the Company, its subsidiaries or affiliates and except as may be required by applicable law): (i) any knowledge or information, including, without limitation, lists of customers or suppliers, trade secrets, know-how, inventions, discoveries, processes and formulae, as well as all data and records pertaining thereto, which he may acquire in the course of his employment or consultancy; or (ii) any knowledge or information of a confidential nature (including all unpublished matters) relating to, without limitation, the business, properties, accounting, books and records, trade secrets or memoranda of the Company, its subsidiaries or affiliates, which he now knows or may come to know.

     (b) Non-Competition. Without the prior written consent of the Company, engage or become interested in the United States, Canada, Mexico, Asia or anywhere else in the world (whether as an owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) in the business of distributing electronic parts, components, supplies or systems, or any other business that is competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates (provided, however, that nothing contained herein shall prevent the Consultant from acquiring or owning less than 1% of the issued and outstanding capital stock or debentures of a corporation whose securities are listed on the New York Stock Exchange, American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System);

     (c) Solicitation. Solicit or participate in the solicitation of any business of any type conducted by the Company, its subsidiaries or affiliates, during said term or thereafter, from any person, firm or other entity which at the time is (or at any time during the preceding twelve months was) a supplier or customer, or prospective supplier or customer, of the Company, its subsidiaries or affiliates; or

     (d) Employment. Employ or retain, or arrange to have any other person, firm or other entity employ or retain, any person who was an employee or consultant of the Company, its subsidiaries or affiliates, at any time during the period of twelve consecutive months immediately preceding such employment or retention.

The Consultant shall promptly furnish in writing to the Company, its subsidiaries or affiliates, any information reasonably requested by the Company (including any third party confirmations) with respect to any activity or interest the Consultant may have in any business, which business could reasonably be construed to be competitive with the principal business or businesses then conducted by the Company, its subsidiaries or affiliates.

4.   Indemnity. The Company shall indemnify the Consultant for any claim arising out of or in connection with the Consultant's services as a consultant pursuant to the terms of this Agreement in the same manner and to the same extent as the Company or such subsidiary, as the case may be, indemnifies its then current officers.

5.   Early Termination of Consulting Period; Compensation Upon Termination.

     (a)   Early Termination of Consulting Period - General. Notwithstanding anything in herein to the contrary, the Consulting Period shall terminate on the death or Disability of the Consultant, a termination of the Consultant's services by the Company for Cause or without Cause or a termination by the Consultant of his services for Good Reason or without Good Reason.

   (i)  For purposes of this Agreement, "Cause" shall mean the Consultant's (A) willful and continued failure to perform substantially his duties hereunder, (B) gross negligence or serious misconduct, (C) the Consultant's conviction for the commission of a felony or (D) the material breach by the Consultant of any provision of this Agreement. No act or failure to act by the Consultant shall be considered Cause unless the Company has given written notice thereof to the Consultant and, where remedial action is feasible, he has failed to remedy the act or omission within thirty days after receiving such notice. No act, or failure to act, shall be considered "willful" unless done, or omitted to be done, by the Consultant in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

   (ii)  For purposes of this Agreement, "Disability" shall mean that the Consultant has been incapable of substantially fulfilling the positions, duties, responsibilities and obligations set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease for a period of (A) at least four consecutive months or (B) more than six months in any twelve month period.

   (iii)  For purposes of this Agreement, "Good Reason" shall mean any material breach of any provision of this Agreement by the Company, provided that, no such breach shall be considered Good Reason unless the Consultant has given written notice thereof to the Company and, where remedial action is feasible, the Company has failed to remedy such breach within thirty days after receiving such notice.

    (b) Compensation Upon Any Termination of the Consulting Period. Upon any termination of the Consulting Period on or prior to the Third Anniversary, the Company shall pay or cause to be paid to the Consultant (or, if applicable, the Consultant's beneficiary, as elected by the Consultant in accordance with such procedures as may be established by the Company from time to time (the "Beneficiary") (i) within ten business days following such termination, any compensation payable pursuant to Section 2 hereof that has been earned prior to the date of such termination and not yet paid (such payments, the "Accrued Amounts").

    (c) Compensation Upon Termination by the Company without Cause or by the Consultant for Good Reason. If the Consulting Period is terminated pursuant to Section 5(a) prior to the Third Anniversary due to the termination of the Consultant's services (i) by the Company without Cause or (ii) by the Consultant for Good Reason, the Company shall pay or cause to be paid to the Consultant, within ten business days following such termination, a lump sum cash payment equal to the minimum consulting fees that would have been paid to the Consultant during the period beginning on the date of such termination and ending on the Third Anniversary, such amount to be discounted to its present value using the federal funds rate.

6.   Separability. The Consultant agrees that the provisions of Section 3 constitute independent and separable covenants which shall survive the termination of the Consulting Period and which shall be enforceable by the Company notwithstanding any rights or remedies the Consultant may have under any other provisions hereof. In addition, (a) any provisions which by their terms contemplate the making of payments or the taking of other actions following the termination of the Consulting Period shall survive the termination of the Consulting Period and (b) Section 4 hereof shall survive the termination of the Consulting Period.

7.   Specific Performance. The Consultant acknowledges that (a) the services to be rendered under the provisions of this Agreement and the obligations of the Consultant assumed herein are of a special, unique and extraordinary character; (b) it would be difficult or impossible to replace such services and obligations; (c) the Company, its subsidiaries and affiliates will be irreparably damaged if the provision hereof are not specifically enforced; and (d) the award of monetary damages will not adequately protect the Company, its subsidiaries and affiliates in the event of a breach hereof by the Consultant. By virtue thereof, the Consultant agrees and consents that if he violates any of the provisions of this Agreement, in addition to any other rights and remedies available under this Agreement or otherwise, the Company shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining the Consultant from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which any of them may have.

8.   Miscellaneous

     (a) Entire Agreement; Amendment. This Agreement constitutes the whole agreement between the parties with respect to the subject matter hereof and may not be modified, amended or terminated except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of the Consultant not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall adversely affect the rights of the Consultant under any benefit plan, program or arrangement in which he is participating immediately prior to the commencement of the Consulting Period.

     (b) Assignment. This Agreement is not assignable by the Company without the written consent of the Consultant, or by the Consultant without the written consent of the Company, and any purported assignment by either party of such party's rights and/or obligations under this Agreement shall be null and void.

     (c) Waivers. etc. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be construed as a waiver of the right to insist upon strict adherence to that term of any other term of this Agreement on that or any other occasion.

     (d) Provisions Overly Broad. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the Court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them. so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

     (e) Notices. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by registered or certified mail, postage prepaid, on the third business day following the date of mailing:

     (i) if to the Consultant to, to him at his last known home address as reflected on the books and records of the Company.

     (ii) if to the Company to:

  Arrow Electronics, Inc.
  50 Marcus Drive
  Melville, New York 11747
  Attention: Senior Vice President and General Counsel;

provided, however, that either party may, by notice to the other, change his or its address for notice hereunder.

     (f) Governing Law and Consent to Jurisdiction.

     (i) This Agreement shall be construed and governed in all respects by the internal laws of the State of New York, without giving effect to principles of conflicts of law.

     (ii) Any judicial proceeding brought with respect to this agreement must be brought in a court of competent jurisdiction in the State of New York, and, by execution and delivery of this agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE ADVERSE PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                  ARROW ELECTRONICS, INC.

                                  By:  /s/ Peter S. Brown
                                       Name: Peter S. Brown
                                       Title: Senior Vice President

                                  CONSULTANT

                                  By:  /s/ Steven W. Menefee
                                       Name: Steven W. Menefee

ANNEX A

STEVE MENEFEE 2003 CONSULTANT ROLE

Consultant Roles for Asia/Pacific

  Participate in the Advisory Council to advise the A/P management of the market changes and the proper focus, in particular with Steve's expertise in marketing and suppliers.

  Attend the semi-annual RMMs and QBRs to advise the A/P management with his views on strategies and priorities based on his past experience in running a multi-billion dollar distribution business.

  Participate in the AAP budget preparation and review to formulate a new year plan.

  Spend time with major competitors in the A/P region with the goal to eventually acquire some of them.

  Mentor some of the A/P executives

  WTO/China Legal Structure

  Mentor-Richard Huxley
       David Chan
       Supplier Marketing (Harlow)

  Acquisitions

  ANNEX B

  Travel Expense Reimbursement Arrangements

       The Company will reimburse the Consultant for First Class travel on U.S. transcontinental and flights between the U.S. and Asia and for Business Class travel on all other flights including flights between Japan and Hong Kong. The Company will provide access to an administrative person for the purpose of making travel arrangements.